Exhibit 99.1

Tesoro Logistics Reaches Agreement with Tesoro Corporation to Acquire First Portion of Carson Logistics Assets

SAN ANTONIO - May 17, 2013 - Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) today announced that Tesoro Logistics LP (the "Partnership" or "TLLP") has reached an agreement with Tesoro Corporation to acquire the first portion of logistics assets associated with the BP Southern California Refining and Marketing business ("Carson") acquisition by Tesoro's subsidiary, Tesoro Refining & Marketing Company LLC ("Tesoro"). TLLP expects to acquire the logistics assets for total consideration of $640 million with a transaction closing date concurrent with Tesoro's closing of the Carson acquisition, scheduled for the second quarter of 2013. The assets include six marketing and storage terminal facilities with a total combined throughput capacity of 224,800 barrels per day and approximately 6.4 million barrels of total storage capacity including 4.5 million barrels which is dedicated commercial storage capacity.

"We are excited for the opportunity to add one of the premier West Coast storage and product distribution systems to our current suite of assets" said Greg Goff, TLLP's Chairman and Chief Executive Officer. "Not only do the acquired logistics assets fit our strategic model of growing distributions through stable, fee based revenues but we anticipate that the assets will allow for additional growth beyond our current expectations through future optimization and investment opportunities."

In 2012, the total average throughput at the terminal facilities was 147,400 barrels per day. Through asset optimization and the addition of third-party business, the Partnership anticipates increasing throughput by an additional 25,000 to 30,000 barrels per day within one year following the close of the transaction. TLLP expects that the assets will contribute an estimated annual EBITDA of $60 million to $65 million.

The acquisition price of $640 million will include cash of $544 million and TLLP equity valued at approximately $96 million. The cash consideration will initially be financed with borrowings from the Partnership's revolving credit facility. The equity consideration will be based on the average daily closing price of common units for the 10 trading days prior to the closing of the transaction.

In connection with the closing of the transaction, Tesoro and the Partnership expect to enter into throughput and use agreements for the marketing and storage terminal facilities. The terminalling agreement will include a minimum throughput commitment and the storage agreement will require Tesoro to pay a monthly fee to reserve the existing shell capacity of the dedicated commercial storage facilities.

The Partnership expects to be offered the remaining Carson logistics assets, with a value of $450 million to $550 million, consisting of dedicated storage capacity, pipelines and marine terminals within twelve months following the closing of the initial transaction.

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Carson Logistics Assets - Tranche 1
Forecasted net income	$31 - 36
Add: Depreciation and amortization expenses (a)	10
Add: Interest and financing costs, net (b)	19
Forecasted EBITDA (c)	$60 - 65

(a) Depreciation and amortization expenses have been calculated using estimated acquisition price allocation value of $200 million.
(b) Forecasted net interest and financing costs assume an equal split of debt and equity financing.
(c) We define EBITDA as net income before depreciation and amortization expenses and net interest and financing costs. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations around Tesoro's scheduled closing period for the BP Southern California Marketing and Refining business acquisition; future contributions from asset optimization, investment opportunities, and third-party business; estimated EBITDA associated with acquired assets; method of financing the acquisition; throughput and use agreements; and the acquisition of the remaining logistics assets within twelve months post-closing of the announced acquisition and their estimated value. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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